Exhibit 10.1

July 15, 2005

Ms. Terri Allen

Dear Terri:

We understand your desire to change your employment status with GTSI.  As we set out in our draft letter to you dated July 8, 2005, we accepted your resignation date as of July 8, 2005. In your resignation notice you provided two weeks notice, therefore we will reflect your separation date from GTSI as July 22, 2005 (your “separation date”), however, as set out below, you will remain an active employee until October 22, 2005 (“End Date”), at which date you will no longer be employed by GTSI.  We appreciate the contributions you have made to GTSI in the past.

With your final paycheck, regardless of whether or not you sign this letter, you will receive:

•      Payment of an amount equal to your accumulated vacation and PTO entitlements earned through your separation date;

•      Reimbursement for all approved business expenses, provided you submit your expense report to your manager within two weeks of the separation date;

In addition, if you sign and date this letter (the “Letter” or “Separation Letter”) to show that you accept its terms (and do not later revoke it, as described below), and you work in a full time productive manner through your separation date, GTSI will provide you with separation benefits exceeding those otherwise due you under your current compensation arrangement with us (“Incremental Benefits”).  Following your separation date, and so long as you comply with the terms of this Separation Letter, we will provide you with Incremental Benefits consisting of three months (3) of base compensation ($62,500.00 cumulative).  These monies will be processed in the normal payroll process for this time period.  Additionally, GTSI has no intention of contesting any legal right you may have to receive any unemployment benefits relating to this separation.

GTSI will agree to pay concurrent COBRA expenses during the months of August, September, and October 2005, with the same cost sharing arrangement that is in place today.

Your status will remain as an active employee through the End Date.  Accordingly, any options that are scheduled to vest during this period will vest pursuant to the terms outlined in the Plan documents.  Towards the end of your employment, GTSI will discuss with you the potential buy-back of your Stock Options, and if agreed upon, we will agree to the terms at such time.

GTSI will also allow you to retain the current Gateway laptop computer, associated peripherals, and docking station for your personal use as well as your Blackberry and its docking station.  We expect that anything GTSI Confidential will be deleted in a timely fashion as soon as you are no longer an active full time employee of the company.

In order to qualify for the Incremental Benefits referred to above, you need to (1) sign and return this Separation Letter to us within the time period indicated below (not later than July 29, 2005), and (2) comply with the terms of this Separation Letter.  By signing this Separation Letter, you will be agreeing to the following terms, in consideration for receiving the Incremental Benefits:

1.               In addition to the terms of any confidentiality, proprietary rights, non-solicitation or nondisclosure agreements you have agreed to with GTSI, you agree that for a period of twelve months after the expiration of the separation period (October 22, 2005) that you will not directly or indirectly solicit or offer employment to or hire any person who then is an employee of GTSI, or work as an employee or independent consultant for any of the entities listed (CDW-G, Dell, DLT, Northrop Grumman CS, GMR, PC Connections, Pomeroy, ComTek, TIG) that have an office within a fifty (50) mile radius of GTSI’s Chantilly office, where such employment involves your support of one of these entities to provide products or services to the Federal Government that are the same as, or substantially similar to, the goods or services provided by GTSI.

2.               Because of the unique nature of the above provisions, you understand and agree that GTSI will suffer irreparable harm in the event that you fail to comply with any of your obligations under Sections 1 above and that monetary damages will be inadequate to compensate GTSI for such a breach.  Accordingly, you agree that GTSI will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of Sections 1 above.  (“Injunctive relief” means a legal order from a court prohibiting a person or corporate entity from carrying out a given action, or ordering a given action to be done.)

3.               You will return to GTSI immediately any and all GTSI assets or property that you have in your possession or control outside of those listed earlier.

4.               You will not publicly disparage, whether in writing, electronically or orally, GTSI, or any of its employees or members of the board of directors, and that you will not communicate to or with any governmental body regarding GTSI unless compelled by law.  In addition, GTSI agrees to take every reasonable effort to ensure that that any employee or member of the board of directors will not publicly disparage you, whether in writing, electronically or orally.

5.               You forever release and discharge GTSI and its successors, its current and prior stockholders of record, officers, directors, and employees, past or present, from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, expenses and demands of any kind or character whatsoever:  whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated; whether or not previously brought before any state or federal agency, court or other governmental entity and whether existing on or arising prior to the date of this Separation Letter; and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to your previous employment by GTSI, the separation of that employment, and any dealings between the parties concerning your employment existing prior to the date of execution of this Separation Letter.  This expressly includes any and all claims of discrimination on account of sex, race, age, handicap, veteran status, national origin or religion, and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination In Employment Act, the Americans With Disabilities Act, Executive Order 11246, the Rehabilitation Act and any applicable state or local anti-discrimination statutes.  It also includes claims for breach of any contract, agreement or promises made prior to this date; claims for wrongful termination actions of any type, breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; claims for fraud, libel, slander or invasion of privacy. You and GTSI agree that you are not waiving any rights or claims under the Age Discrimination In Employment Act that may arise after your execution of this Separation Letter.  This is intended to exclude from release only claims “that arise after” execution of this Separation Letter as provided for by the Older Workers Benefit Protection Act.  This release also applies to any claims or rights that you might have or assert with respect to any claims or rights, if any, concerning any GTSI bonus plan.

6.               You agree to provide GTSI with any requested reasonable support and consultation regarding any legal matter, to include making yourself reasonably available at GTSI’s facilities to discuss background matters or appearances in court or at Deposition hearings. You also agree, if requested, to provide any affidavits or other written statements, and to sign such statements so long as they represent your actual knowledge and belief.

Terri, in addition to the Incremental Benefits, GTSI will upon your acceptance of the terms of this Separation Letter, agree to waive any claims against you. Specifically, GTSI will forever release you, and your heirs, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, expenses and demands of any kind or character whatsoever, whether known or unknown, anticipated or not anticipated, whether or not previously brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Separation Letter and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to your employment by GTSI, your separation from GTSI, and any dealings between the parties concerning your employment existing prior to the date of execution of this Agreement (excepting only claims arising from a breach by your of the terms of this Separation Letter).

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This Separation Letter is governed by Virginia law, contains the full and complete understanding between you and GTSI concerning its subject matter, and supersedes all prior or concurrent representations and understandings between you and GTSI regarding your separation.  In the event that any of its provisions or any obligation or waiver or grant of rights by you under it is found invalid or unenforceable pursuant to a judicial decree or decision, any such provision, obligation, waiver or grant of rights shall remain enforceable to the maximum extent permitted by law, and the remainder of this agreement shall remain valid and enforceable according to its terms.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION LETTER IN ITS ENTIRETY, HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS ABOUT THIS SEPARATION LETTER AND TO SEEK INDEPENDENT LEGAL COUNSEL, AND UNDERSTAND AND AGREE TO EACH PROVISION. YOU HAVE RECEIVED (OR HAVE VOLUNTARILY AND KNOWINGLY ELECTED NOT TO RECEIVE) INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE ADVISABILITY OF ENTERING INTO THIS SEPARATION LETTER.  YOU ACKNOWLEDGE THAT YOU ARE NOT ENTITLED TO RELY UPON, NOR HAVE YOU IN FACT RELIED UPON, THE LEGAL OR OTHER ADVICE OF GTSI OR ITS AGENTS, INCLUDING ATTORNEYS OR OTHER EMPLOYEES, IN ENTERING INTO THIS SEPARATION LETTER.

If the terms and conditions of this Separation Letter are acceptable to you, please sign and date the enclosed copy in the space provided below.  Please be aware that as set out in the initial draft Letter provided to you on July 8, 2005: (i) GTSI advises you to consult with an attorney prior to executing this Separation Letter; (ii) you have twenty one days from the date the original draft was provided to you (until July 29, 2005) within which to accept the terms and conditions of this Separation Letter before our offer of the Incremental Benefits expires; (iii) you may revoke your acceptance of this Separation Letter within seven days of signing it (the “Revocation Period”); and (iv) this Separation Letter will not become effective or enforceable until the Revocation Period expires (the “Effective Date”).

Again, we appreciate the contributions you have made to GTSI in the past and the efforts you have expended on its behalf.  We wish you well in whatever future endeavor awaits you.

Sincerely,

Bridget Atkinson

Vice President,

Human Resources

I, Terri Allen, acknowledge that I have read and understand this Separation Letter in its entirety, and agree to be legally bound by its terms and conditions.

/s/ Terri Allen	July 18, 2005
Terri Allen	Date